Exhibit 10.4

September 8, 2023

Golub Capital BDC 4, Inc.

200 Park Avenue, 25th Floor

New York, New York 10166

Re: Golub Capital BDC 4, Inc. Subscription Agreement

Reference is made to the subscription agreements executed prior to the date hereof (collectively, the “Existing Subscription Agreements”) between Golub Capital BDC 4, Inc., a Maryland corporation (the “Company”), and each subscribing counterparty to each such Existing Subscription Agreement (together their respective successors and assigns to any such Subscription Agreement, the “Subscribers”). In the Existing Subscription Agreements, the Subscribers agreed to purchase Shares through the funding of periodic calls of all or a portion of each Subscriber’s Capital Commitment, subject to certain limitations on the Subscribers ability to transfer such Shares. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Existing Subscription Agreements.

Pursuant to this waiver letter agreement (this “Waiver Letter”), the Company hereby irrevocably waives its ability to withhold consent to a Transfer of a Subscriber’s Shares provided that the Subscriber Transfers its Shares in accordance with applicable securities laws and otherwise in compliance with the transfer requirements set forth in Appendix G to this Waiver Letter.

Except as expressly amended hereby, the Existing Subscription Agreements remain in full force and effect.

This Waiver Letter shall be governed by, and construed in accordance with, the laws of the State of Maryland.

[Remainder of Page Intentionally Blank]

Very truly yours,

GOLUB CAPITAL BDC 4, INC.

By:	/s/ David B. Golub
Name: David B. Golub
Title: President and Chief Executive Officer

[Signature page to Waiver to the Existing Subscription Agreements]

APPENDIX G
TRANSFER RESTRICTIONS

This Appendix G is attached to and made a part of the Subscription Agreement with the Subscriber. Capitalized terms not defined herein shall have the meanings assigned to them in the Subscription Agreement.

Transfer of Shares

Prior to any Liquidity Event, no Transfer of the Subscriber’s Shares may be made without (a) registration of the Transfer on the Company books and (b) the prior written consent of the Company. In any event, the consent of the Company may only be withheld (i) if Subscriber proposes to transfer less than 100 Shares, unless Subscriber proposes to Transfer all of the then remaining Shares held by Subscriber, (ii) the proposed transferee is not eligible to purchase the Shares pursuant to the terms of the Memorandum, (iii) the Transfer would result in a termination or reclassification of the Company for Federal or state tax purposes or would violate any state or Federal statute, regulation, court order, judicial decree, or rule of law, (iv) reasonable transfer or administrative fees, if any, are not paid in connection with the Transfer, (v) notice of the Transfer is not provided at least 30 days prior to the effectiveness of the Transfer, or (vi) such Transfer would violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Shares to be Transferred.

The Company may reject any transfer of Shares if such transfer could (i) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code or (ii) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or a non-exempt violation of any law that is substantially similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

The Company shall not recognize for any purpose any purported Transfer of all or any portion of the Shares and shall be entitled to treat the transferor of Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions or dividends made in good faith to it, unless there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Company, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee or transferee, and such notice (a) contains the acceptance by the purchaser, assignee or transferee of all of the terms and provisions of this Subscription Agreement and its agreement to be bound thereby, and (b) represents that such Transfer was made in accordance with this Subscription Agreement, the provisions of the Memorandum and all applicable laws and regulations applicable to the transferee and the transferor.

Transfer of Capital Commitment

No Transfer of the Subscriber’s Capital Commitment may be made without the prior written consent of the Company, which may be granted in the Company’s sole discretion. In any event, the consent of the Company may be withheld if (i) the creditworthiness of the proposed transferee, as determined by the Company in its sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement, or (ii) such Transfer would violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Capital Commitment to be Transferred.

The Subscriber agrees that, notwithstanding the Transfer of all or any fraction of its Shares, as between it and the Company it shall remain liable for its Capital Commitment prior to the time, if any, when Subscriber shall Transfer its Capital Commitment in accordance with the requirements of this Appendix G.